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                                                                  Exhibit 99.1

Courtesy of PR NEWSWIRE


/FROM PR NEWSWIRE CLEVELAND 216-566-7777/
[STK] NCC
[IN] FIN
[SU] TNM
TO BUSINESS EDITOR:

                    National City Announces Merger Approvals

    PITTSBURGH, March 30 /PRNewswire/ -- National City Corporation (NYSE: NCC) today announced that at its annual meeting, stockholders approved the merger of First of America Bank Corporation with and into National City. Also at the meeting, stockholders elected the slate of directors listed in the proxy statement and ratified the appointment of ERNST & YOUNG LLP as independent auditors.
    Separately, at each of the respective special meetings of shareholders of Fort Wayne National Corporation and First of America Bank Corporation, the respective mergers of those companies with and into National City were approved. With these actions, all substantive conditions for closing both transactions have been met, and both transactions are anticipated to close no later than March 31, 1998.
    At the Board of Directors meeting immediately following the National City annual meeting, the Board authorized the repurchase of up to two million shares of common stock subject to a purchase limit of $160 million. Any repurchases under this authorization will be held as treasury shares for the shares issued or to be issued in connection with the acquisition of Fort Wayne National Corporation. This repurchase authority will expire upon consummation of National City's merger with First of America Bank Corporation. Following the use or expiration of this repurchase authority, National City will have no outstanding share repurchase authorizations.
    Also at the meeting, a cash dividend of $.46 per share was declared on National City Corporation's common stock. The dividend is payable May 1, 1998, to stockholders of record April 10, 1998. In addition, subject to its issuance in connection with the acquisition of Fort Wayne National Corporation, a cash dividend of $.75 per share was declared on National City's 6% Cumulative Convertible Preferred Stock, Series 1, payable July 1, 1998 to stockholders of record June 10, 1998.

    Profile of Fort Wayne National Corporation
    Fort Wayne National Corporation, headquartered in Fort Wayne, Indiana, is a $3.3 billion bank holding company which has $2.0 billion in loans and $2.6 billion in deposits. The company engages in retail and commercial banking, primarily through its network of 64 branches throughout northern Indiana.

    Profile of First of America Bank Corporation
    First of America Bank Corporation, headquartered in Kalamazoo, Michigan is a $21 billion bank holding company which has $14 billion in loans and $16 billion in deposits in Michigan, Illinois and Indiana. The company engages in commercial and retail banking as well as in mortgage origination services. The corporation also provides trust, insurance and other financial services, through its Trust and Financial Services Division. First of America is ranked 39th among banking companies in the United States, based on total assets.

    Profile of National City Corporation
    National City Corporation is a $55 billion diversified financial services company headquartered in Cleveland, Ohio. National City operates banks and other financial service subsidiaries principally in Ohio, Kentucky, Indiana and Pennsylvania. National City can be found on the Internet at www.national-city.com.
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SOURCE  National City Corporation
        -0-                           3/30/98
     /CONTACT: Thomas A. Richlovsky, Investor Relations, 216-575-2126, or Dan Shingler, Corporate Communications, 216-575-2441, both of National City/
     /Company News On-Call: http://www.prnewswire.com or fax, 800-758-5804, ext. 602980/
     /Web site: http://www.national-city.com/

CO: National City Corporation; Fort Wayne National Corporation; First of America Bank Corporation
ST:  Ohio; Michigan; Indiana
IN:  FIN
SU:  TNM


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